Filed Pursuant to Rule 433
Registration Nos. 333-284087 & 333-284087-03

*PRICING DETAILS* $1.997Bn+ (Offered) Hyundai Prime Auto Loan (HART 2025-D)

Joint Bookrunners: BNP Paribas (struc), BofA, Mizuho, Scotia and TD Securities

Co Managers: RBC, Santander

--- ANTICIPATED CAPITAL STRUCTURE ---

CLS	SIZE($mm)	WAL^	S/F	P.WIN^	E.FNL^	L.FNL	BENCH	SPRD	YLD(%)	CPN(%)	$PX
A-1	415.000	0.27	A-1+/F1+	01-06	05/26	11/26	I-CRV	+ 16	4.039	4.039	100.00000
A-2-A	413.740	1.09	AAA/AAA	06-20	07/27	11/28	I-CRV	+ 38	4.074	4.03	99.98945
A-2-B	275.000	1.09	AAA/AAA	06-20	07/27	11/28	SOFR30A	+ 38			100.00000
A-3	688.740	2.44	AAA/AAA	20-40	03/29	09/30	I-CRV	+ 39	4.027	3.99	99.99154
A-4	106.520	3.58	AAA/AAA	40-46	09/29	03/32	I-CRV	+ 43	4.111	4.07	99.97925
B	36.870	3.91	AA+/AA+	46-48	11/29	03/32	I-CRV	+ 70	4.400	4.36	99.99921
C	61.460	4.14	AA/A+	48-50	01/30	03/33	I-CRV	+ 90	4.613	4.56	99.96495

^ Assumes pricing speed of 1.30% ABS to 5% Call

--- Transaction Details ---

* Offered Size :	$1,997,330,000
* Bloomberg Ticker :	HART 2025-D
* Expected Ratings :	S&P / Fitch
* Format :	SEC Registered
* Pricing Speed :	1.30% ABS to 5% Call
* Min. Denoms :	$1k x $1k
* RR Compliant :	US - Yes | EU - No | UK - No
* Expected Pricing :	PRICED
* Expected Settlement :	11/12/25
* First Pay Date :	12/15/25
* ERISA :	Yes
* Bill & Deliver :	BNP Paribas

--- Available Materials ---

* Preliminary Prospectus, Ratings FWP, CDI (attached)

* Intexnet Dealname : bphart25d_max ; Password: B7K2

* Deal Roadshow : https://dealroadshow.com ; Passcode: HART2025D

---HART 2025-D CUSIPs/ISINs---

Class A-1: 44891X AA5 / US44891XAA54

Class A-2-A:44891X AB3 / US44891XAB38

Class A-2-B:44891X AC1 / US44891XAC11

Class A-3: 44891X AD9 / US44891XAD93

Class A-4: 44891X AE7 / US44891XAE76

Class B: 44891X AF4 / US44891XAF42

Class C: 44891X AG2 / US44891XAG25

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